UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 12, 2010

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court

Hillsboro, Oregon 97124-6421

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Lattice Semiconductor Corporation (the “Company”) announced that effective November 8, 2010, Mr. Darin Billerbeck has been appointed to serve as President and Chief Executive Officer of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Mr. Christopher M. Fanning has been serving as interim Chief Executive Officer of the Company since September 4, 2010 while the Company sought a permanent replacement for the position.

Mr. Billerbeck, 50, most recently served as the Chief Executive Officer of Zilog, a microcontroller manufacturer, which was acquired by IXYS Corporation in February 2010. Prior to joining Zilog in January 2007, Billerbeck served 18 years in various executive and management positions at Intel Corporation, including as Vice President and General Manager of Intel’s Flash Products Group from 1999 to 2007.

In connection with Mr. Billerbeck’s appointment, the Company entered into an offer letter with Mr. Billerbeck that sets forth certain terms related to Mr. Billerbeck’s compensation package. The Company and Mr. Billerbeck will enter into an employment agreement that will include the compensation described in the offer letter and contain additional terms and conditions substantially similar to those set forth in the employment agreements of the Company’s other executive officers.

The terms of the compensation package set forth in the offer letter include: an annual base salary of $450,000; participation in the Company’s cash incentive program, with a target award for fiscal year 2011 of 60% of Mr. Billerbeck’s base salary (and a maximum payout of 90% of his base salary) and a target award of 100% of his base salary for fiscal year 2012 (and a maximum payout of 150% of base salary); a signing bonus of $300,000 that Mr. Billerbeck must repay if he voluntarily terminates his employment within twelve months; and an option to purchase 750,000 shares of the Company’s common stock at an exercise price equal to the closing price of a share of Company common stock on the date of grant that will vest over four years and have an exercise period of seven years. In addition, in the event of an involuntary termination (as defined in the employment agreement to be entered into between Mr. Billerbeck and the Company) of Mr. Billerbeck’s employment, the Company will pay Mr. Billerbeck an amount equal to 1.0 times Mr. Billerbeck’s then base salary, plus 1.0 times Mr. Billerbeck’s then target cash incentive payment amount and accelerate the vesting of Mr. Billerbeck’s equity awards with respect to an additional twelve months. If such an involuntary termination occurs immediately prior to a “change in control” (as defined in the employment agreement) or within 24 months following the change in control, then Mr. Billerbeck will immediately fully vest in all of his outstanding equity awards and the Company will pay Mr. Billerbeck an amount equal to 2.0 times Mr. Billerbeck’s then base salary, plus 2.0 times Mr. Billerbeck’s then target cash incentive payment amount. These severance benefits will be subject to Mr. Billerbeck entering into a release of claims in favor of the Company, its directors and its officers.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 12, 2010 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: October 12, 2010	By:	/S/ BYRON W. MILSTEAD
Byron W. Milstead Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 12, 2010 (furnished herewith)